Exhibit 4.1

Execution Version

SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT, dated as of July 31, 2023 (this “Amendment”), relating to the Credit Agreement referenced below, is by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Borrower”), and PNC Bank, National Association, a national banking association, as agent (in such capacity, the “Agent”) and the lender (in such capacity, the “Lender”). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a credit facility has been extended to the Borrower pursuant to the terms of that certain Second Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of May 8, 2020 (as amended and modified from time to time, the “Credit Agreement”) among the Borrower, the Lender identified therein, and PNC Bank, National Association, as agent and Lender;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement; and

WHEREAS, the Lender has agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is amended as set forth below.

(a) The definitions of “Advances”, Applicable Margin”, “Fixed Charge Coverage Ratio”, “Maximum Loan Amount”, “Note”, “Revolving Advances”, “Senior Debt Payments”, “Term Loan”, “Term Note” and “Undrawn Availability” appearing in Section 1.2 are hereby amended to read as follows:

“Advances” shall mean and include the Revolving Advances, Letter of Credit, as well as the Term Loans and the Equipment Loans.

“Applicable Margin” for (i) Revolving Advances that are Term SOFR Rate Loans, 3.00% plus the applicable SOFR Adjustment, (ii) Revolving Advances that are Domestic Rate Loans, 2.00%, (iii) Term Loan 1 and Equipment Loans that are Term SOFR Rate Loans, 3.50% plus the applicable SOFR Adjustment, (iv) Term Loan 1 and Equipment Loans that are Domestic Rate Loans, 2.50% (v) Term Loan 2 Loan that is a Term SOFR Rate Loan, 4.00% plus the applicable SOFR Adjustment and (vi) Term Loan 2 Loan that is a Domestic Rate Loan, 3.00%.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (A) EBITDA for such period minus Unfinanced Capital Expenditures made during such period minus cash taxes with respect to income paid by Borrower during such period minus any cash dividends or distributions made by Borrower during such period to (B) all Senior Debt Payments during such period. For purposes of calculating the Fixed Charge Coverage Ratio (i) any prepayments on the Subordinated Loan following Borrower’s receipt of the Release of Restricted Insurance Closure Fund shall be excluded from Senior Debt Payments provided Undrawn Availability is greater than $3,000,000 after making such prepayment; (ii) any payments made by Borrower on its PPP loan during fiscal year 2020 only shall be excluded; (iii) up to $1,000,000 in Capital Expenditures incurred during fiscal year 2021 in connection with Borrower’s Diversified Scientific Services unit at its Kingston, Tennessee facility shall be deemed to be financed Capital Expenditures and (iv) up to $2,500,000 in Capital Expenditures incurred during fiscal year 2023 or thereafter in connection with proceeds from Term Loan 2 shall be deemed to be financed Capital Expenditures.

“Maximum Loan Amount” shall mean $15,792,607.32 less repayments of the Term Loans and the Equipment Loans.

“Note” shall mean collectively, the Term Notes, the Equipment Note and the Revolving Credit Note.

“Revolving Advances” shall mean Advances made other than Letters of Credit, the Term Loans and the Equipment Loans.

“Senior Debt Payments” shall mean and include all cash actually expended by any Credit Party to make (a) interest payments on any Advances hereunder, plus (b) scheduled principal payments on the Term Loans and the Equipment Loans, plus (c) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (d) capitalized lease payments, plus (e) payments with respect to any other Indebtedness for borrowed money, including Purchase Money Indebtedness.

“Term Loans” shall mean collectively or individually, as the context requires, the Advances made pursuant to Section 2.4 hereof.

“Term Notes” shall mean collectively or individually, as the context requires, the promissory notes described in Section 2.4 hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances (other than the Term Loans and the Equipment Loans) plus (ii) all amounts due and owing to any Credit Party’s trade creditors which are outstanding more than sixty (60) days after their due date, plus (iii) fees and expenses for which any Credit Party is liable but which have not been paid or charged to Borrower’s Account.

(b) The following new definitions are hereby added to Section 1.2 in the appropriate alphabetical order to read as follows:

“Availability Block” shall mean $750,000.

“Seventh Amendment Effective Date” shall mean July 31, 2023.

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“Term Loan 1” shall have the meaning set forth in Section 2.4 hereof.

“Term Loan 2” shall have the meaning set forth in Section 2.4 hereof.

(c) The definition of “Tangible Adjusted Net Worth” set forth in Section 1.2 shall be deleted in its entirety.

(d) Section 2.1(a) is amended to read as follows:

(a) Amount of Revolving Advances

Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit less the Availability Block or (y) an amount equal to the sum of:

(i) an amount equal to the sum of (without duplication) (A) up to 85%, subject to the provisions of Section 2.1(b) hereof, of Acceptable Government Agency Receivables, (B) up to 50%, subject to the provision of Section 2.1(b) hereof, of Acceptable Unbilled Amounts, (C) up to 85%, subject to the provisions of Section 2.1(b) hereof, of Commercial Broker Receivables, and (D) up to 85%, subject to the provisions of Section 2.1(b) hereof, of Commercial Receivables (collectively, the “Advance Rates”); provided, however, that Foreign Receivables shall not constitute more than ten percent (10%) of Eligible Receivables at any time, minus

(ii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iii) the Availability Block, minus

(iv) such reserves as Agent may in good faith reasonably deem proper and necessary from time to time.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i) minus (y) Section 2.1 (a)(y)(ii) and (iii) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

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(e) Section 2.4(a) is amended to read as follows:

(a) Term Loans.

(i) Each Lender, severally and not jointly, made Term Loan 1 in the sum equal to such Lender’s Commitment Percentage of $6,095,238.12. As of the Seventh Amendment Closing Date the Term Loan 1 has a balance of $391,020.42. The Term Loan 1 was advanced on the Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: equal monthly installments of $35,547.30 commencing on June 1, 2020 and continuing on the first (1st) day of each month thereafter with the remaining balance due in full on the last day of the Term. The Term Loan 1 shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.4(a). The Term Loan 1 may consist of Domestic Rate Loans or Term SOFR Rate Loans, or a combination thereof, as Borrower may request. In the event that Borrower desires to obtain or extend any portion of the Term Loan 1 as a Term SOFR Rate Loan or to convert any portion of the Term Loan 1 from a Domestic Rate Loan to a Term SOFR Rate Loan, Borrower shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (h) shall apply.

(ii) Each Lender, severally and not jointly, made Term Loan 2 in the sum equal to such Lender’s Commitment Percentage of $2,500,000. The Term Loan 2 was advanced on the Seventh Amendment Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: equal monthly installments of $41,666.66 commencing on September 1, 2023 and continuing on the first (1st) day of each month thereafter with the remaining balance due in full on the last day of the Term. The Term Loan 2 shall be evidenced by one or more Term Notes. The Term Loan 2 may consist of Domestic Rate Loans or Term SOFR Rate Loans, or a combination thereof, as Borrower may request. In the event that Borrower desires to obtain or extend any portion of the Term Loan 2 as a Term SOFR Rate Loan or to convert any portion of the Term Loan 2 from a Domestic Rate Loan to a Term SOFR Rate Loan, Borrower shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (h) shall apply.

(f) Section 2.6(a) is amended to read as follows:

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loans shall be due and payable as provided in Section 2.4(a) hereof and in the applicable Term Notes, subject to mandatory prepayments as herein provided. The Equipment Loans shall be due and payable as provided in Section 2.4(b) hereof and in the Equipment Note, subject to mandatory prepayments as herein provided

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(g) Section 2.20(b) is amended to read as follows:

(b) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Term Notes, shall be made from or to, or applied to that portion of the Term Loans evidenced by the Term Notes pro rata according to the Commitment Percentages of Lenders. Each payment (including each prepayment) by Borrower on account of the Equipment Loans shall be applied to the applicable Equipment Loan pro rata according to the Commitment Percentage of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

(h) Section 2.21 is amended to read as follows:

Subject to Section 4.3 hereof, when any Credit Party sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrower shall repay the Advances in an amount equal to the Net Cash Proceeds, such repayments to be made promptly but in no event more than three (3) Business Days following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied (i) if the Collateral disposed of is equipment the purchase of which was financed by an Equipment Loan, (x) first, to the outstanding principal installments of the Equipment Loans in the inverse order of the maturities thereof, (y) second, to the outstanding principal installments of the Term Loans in the inverse order of the maturities thereof and (z) third, to the remaining Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof or (ii) if the Collateral disposed of is equipment other than as set forth in (i) above or other Collateral, (x), first, to the outstanding principal installments of the Term Loans in the inverse order of the maturities thereof, (y) second, to the outstanding principal installments of the Equipment Loans in the inverse order of the maturities thereof and (z) third, to the remaining Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.

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(i) Section 3.1 is amended to read as follows:

Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Term SOFR Rate Loans, at the end of each Interest Period provided that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to the Term Loans and the Equipment Loans, the applicable Term Loan Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Term SOFR Rate shall be adjusted with respect to Term SOFR Rate Loans without notice or demand of any kind on the effective date of any change in the SOFR Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Obligations shall bear interest at the applicable Contract Rate plus two (2%) percent per annum (as applicable, the “Default Rate”).

(j) Section 6.5(a) is amended to read as follows:

(a) [Intentionally Omitted].

(k) Section 13.1 is amended to read as follows:

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until May 15, 2027 (the “Term”) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrower shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) one percent (1.0%) of the Maximum Loan Amount if the Early Termination Date occurs on or prior to July 31, 2024, (y) one-half of one percent (0.50%) of the Maximum Loan Amount if the Early Termination Date occurs after July 31, 2024 to and including July 31, 2025 and (z) zero percent (0.00%) if the Early Termination Date occurs thereafter.

(l) Section 15.6 is amended by amending the contact information for Moore & Van Allen PLLC to read as follows:

with an additional
copy to:	Moore & Van Allen PLLC
100 N. Tryon Street, Floor 47
Charlotte, North Carolina 28202-4003
	Attention:	Derek Marks
	Telephone:	(704) 331-1108
	Email:	derekmarks@mvalaw.com

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2. Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of the following conditions:

(a) the execution of this Amendment by the Borrower and PNC Bank, National Association as the Agent and Lender;

(b) the execution of the Term Note for Term Loan 2 by the Borrower; and

(c) receipt by the Agent of an amendment fee of $100,000.

3. Post-Closing Conditions. Within thirty (30) days of the date hereof (or such later period as the Agent may agree to in its sole discretion), the following conditions shall be satisfied:

(a) the execution and recordation of any amendments or modifications to the Mortgages by the Borrower as reasonably required by the Agent; and

(b) delivery of any customary endorsements to the Agent’s title insurance policies as reasonably required by the Agent.

4. Representations and Warranties. The Borrower hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

5. Acknowledgments, Affirmations and Agreements. The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment and (ii) affirms all of its obligations under the Credit Agreement and the Other Documents.

6. Credit Agreement. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

7. Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent’s legal counsel.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

9. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	PERMA-FIX ENVIRONMENTAL SERVICES, INC.

	By :	/s/ Ben Naccarato
	Name :	Ben Naccarato
	Title	CFO

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, in its capacity as Agent and as Lender

	By :	/s/ Scott Goldstein
	Name :	Scott Goldstein
	Title	Senior Vice President

Commitment Percentage of Term Loan 2: 100%

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